Exhibit 10.36

THIRD AMENDMENT TO GROUND LEASE

THIS THIRD AMENDMENT TO GROUND LEASE (“Third Amendment”) is made as of this 17th day of November, 2011, between MISSION-WEST VALLEY LAND CORPORATION, a California non-profit public benefit corporation (“Landlord”) and QUALITY INVESTMENT PROPERTIES SANTA CLARA, LLC, a Delaware limited liability company (“Tenant”) and CHAD L. WILLIAMS (“Williams”) (for purposes of Section 13 only).

RECITALS

A. Pursuant to a Master Ground Lease – Parcel 12 dated October 2, 1997, as amended by that certain First Amendment to Master Ground Lease Parcel 12 (as same may be further amended or restated, the “Master Lease”), the WEST VALLEY-MISSION COMMUNITY COLLEGE DISTRICT, a California community college district (“District”) leased to Landlord, and Landlord has leased from the District, the land located in the City of Santa Clara, County of Santa Clara, State of California, more particularly described as Parcels 1 and 2 as shown on that Parcel Map filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on May 15, 1998 in Book 702 of Maps, pages 29, 30, and 31 (“Subject Property”).

B. Pursuant to a Ground Lease dated October 2, 1997 (“Original Ground Lease”), as amended by that certain First Amendment to Ground Lease dated April     , 1998 (the “First Ground Lease Amendment”), Landlord leased to Nexus Properties, Inc., R. Darrell Gary, Michael J. Reidy, Michael J. Reidy, as trustee of the Ronald Bonaguidi Irrevocable Trust, Kinetic Systems, Inc. and Digital Nexus, Inc. (“Original Ground Tenants”) and Original Ground Tenants leased from Landlord, the Subject Property.

C. Pursuant to an Assignment and Assumption of Ground Lease made as of October 31, 2007, the interest of the tenant under the Ground Lease was assigned to Tenant. In connection therewith, Williams executed and delivered to Landlord a certain Guaranty dated as of October 31, 2007 (the “Williams Guaranty”).

D. Pursuant to that certain Second Amendment to Ground Lease dated September 24, 2009 (the “Second Ground Lease Amendment”), the Ground Lease was amended to permit, subject to certain specified conditions, the assignment or other transfer of direct or indirect beneficial interests in Tenant without the consent of Landlord. The Original Ground Lease, as amended by the First Ground Lease Amendment and Second Ground Lease Amendment, is herein referred to as the “Existing Ground Lease”.

E. On November 16, 2010, the City of Santa Clara adopted the City of Santa Clara 2010-2035 General Plan (the “2010-2035 General Plan”), pursuant to which the land use designation for the Property was changed to “Regional Commercial”, as more particularly as set forth on Exhibit A attached hereto and made a part hereof. Because the “Regional Commercial” land use designation does not permit the use of the Property for “free standing data centers”, Tenant has proposed that the land use designation for the Property be changed to a new Planned Development (PD) District “Low-Intensity Office/Research and Development (R&D)”, as more particularly set forth on Exhibit A attached hereto and made a part hereof.

F. Landlord has agreed to reasonably cooperate with Tenant to effect a change in the land use designation of the Subject Property, and to permit Tenant’s use of the Property for “free standing data centers”, on the basis of, and subject to, the terms, covenants and conditions set forth in this Amendment. The Existing Ground Lease, as amended by this Amendment, is herein referred to as the “Ground Lease”.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Capitalized Terms: Definitions: Recitals. All capitalized terms used and not defined herein shall have the defined meanings ascribed to them in the Existing Ground Lease. The provisions of the Recitals above are fully incorporated herein by this reference. Unless otherwise specifically provided herein, all provisions of this Amendment shall be effective as of the mutual execution and delivery of this Third Amendment.

2. Change in Land Use Designation. Landlord agrees to reasonably cooperate and to cause the Master Lessor to reasonably cooperate with Tenant in obtaining all necessary approvals from City to effect a change in the land use designation and the Planned Development (PD) District from “Regional Commercial” to “Low-Intensity Office/Research and Development (R&D)”, including signing necessary applications needed to obtain governmental approval, provided that any such cooperation shall be at no cost to Landlord. In addition, Landlord agrees that, subject to the foregoing change in the land use designation and subject to all of the other terms, covenants and conditions set forth in the Ground Lease, including, without limitation, all of the terms, covenants and conditions set forth in Paragraphs 5 through 7 of the Original Ground Lease pertaining to construction on the Premises, Tenant shall have the right to the use of the Subject Property for “free standing data centers” and for such other uses as are permitted in the Ground Lease.

3. Monthly Rent. Paragraphs 3(a)(ii) and (iii) of the Original Ground Lease are hereby deleted and replaced in their entirety with the following:

“(ii) Upon expiration of the first twenty-one (21) years following the Commencement Date; the expiration of the first forty-one (41) years following the Commencement Date, and on the first day of each Extended Term (each being a “Rent Adjustment Date”), Monthly Rent shall be adjusted to equal eight-and-one-half percent (8 1/2%) of the product obtained by multiplying the then existing Fair Market Value (as defined using the assumptions in Subsection (iii) below and calculated on a per square foot basis) by the Net Square Footage (each being a “Monthly Rent Adjustment”).

(iii) As used in this Lease, for each Monthly Rent Adjustment pursuant to Subsection (ii) above, the “Fair Market Value” shall mean the then existing fair market value per square foot of the land comprising the Premises;

provided, however, that in determining the Fair Market Value, it shall be assumed that, for purposes of evaluating the highest and best use of the land, the land is available for any and all of the following uses: (1) the then permitted legal uses of the Premises (“Adjustment Date Legal Use”); (2) the uses of the Premises that are consistent with the “Regional Commercial” land use designation set forth in the City of Santa Clara 2010-2035 General Plan (“Regional Commercial Use”); and (3) the uses of the Premises that are consistent with the “Low-Intensity Office/Research and Development (R&D)” land use designation set forth in the City of Santa Clara 2010-2035 General Plan (“Low-Intensity Office/R&D Use”). In addition, if, at the time of valuation, Tenant’s then present use of the Premises or the kind of improvements existing on the Premises would for any reason (e.g., as a grandfathered use) result in a permitted legal use of the Premises different from the Adjustment Date Legal Use, the Regional Commercial Use or Low- Intensity Office/R&D Use (a “Grandfathered Permitted Use”), then, in determining the Fair Market Value, it shall be assumed that, for purposes of evaluating the highest and best use of the land, the land is available for the Adjustment Date Legal Use, Regional Commercial Use, Low-Intensity Office/R&D Use and the Grandfathered Permitted Use; provided, however, that the value of the improvements existing on the Premises shall not be included in the determination of Fair Market Value.

(iv) Not earlier than one hundred eighty (180) days before each Rent Adjustment Date, Landlord and Tenant shall meet and confer in an effort to determine the Fair Market Value for purposes of the next adjustment of Monthly Rent. If Landlord and Tenant agree on the Fair Market Value by the date that is one hundred twenty (120) days before the Rent Adjustment Date (the “Rent Adjustment Deadline”), then such agreement shall constitute the determination of Fair Market Value for purposes of the Monthly Rent Adjustment pursuant to this Paragraph 3. If Landlord and Tenant are unable to agree on the Fair Market Value by the Rent Adjustment Deadline, then, within thirty (30) days after the Rent Adjustment Deadline, each party shall, at its cost and by written notice to the other party, appoint a real estate appraiser who is a member of the American Institute of Real Estate Appraisers (or a comparable organization if the American Institute of Real Estate Appraisers is no longer in existence) (“Qualified Appraiser”). If either party fails to appoint a Qualified Appraiser and give written notice of such appointment to the other party within said thirty (30) day period, and such failure continues for ten (10) business days following written notice from the other party, the single appointed Qualified Appraiser shall alone establish the Fair Market Value in question, shall notify Landlord and Tenant of his or her determination within sixty (60) days after being appointed (including with such notice a copy of the appraisal), and the Fair Market Value established by such Qualified Appraiser shall be binding on Landlord and Tenant. A party’s notice of the failure by the other party to appoint a Qualified Appraiser as required above must contain in boldface type a statement to the effect that “This notice is made pursuant to Paragraph 3(a)(iv) of the Ground Lease between Mission-West Valley Land Corporation and Quality Investment Properties Santa Clara, LLC, with respect to the appointment of a Qualified Appraiser for purposes of determining the Fair Market Value and the Monthly Rent Adjustment. Failure to appoint a Qualified Appraiser within ten (10) business days following receipt of this notice shall mean that the Qualified Appraiser selected by the other party shall alone establish the Fair Market Value in question”.

(v) Determination of Fair Market Value.

(A) If both parties appoint Qualified Appraisers, the two Qualified Appraisers shall each make his or her own independent study of the Fair Market Value and shall meet together as soon as possible, but no later than sixty (60) days after the date of appointment of the last appointed Qualified Appraiser (“Outside Agreement Date”), to attempt to reach an agreement on the Fair Market Value. If the two Qualified Appraisers agree on the Fair Market Value on or before the Outside Agreement Date, such amount shall be binding on the parties hereto. If the two Qualified Appraisers are unable to agree on the Fair Market Value on or before the Outside Agreement Date, then each Qualified Appraiser shall, within twenty (20) days after expiration of the Outside Agreement Date, place in a sealed envelope his or her determination of the Fair Market Value, and submit such determination to Landlord and Tenant. Landlord and Tenant shall meet within thirty (30) days after the Outside Agreement Date and open the sealed envelopes in each other’s presence. If the higher determination is not more than one hundred five percent (105%) of the lower determination, the Fair Market Value shall be the average of the two determinations. If the higher determination is more than one hundred five percent (105%) of the lower determination, the two Qualified Appraisers shall select a third Qualified Appraiser and notify Landlord and Tenant of such selection. If they are unable to agree on the third Qualified Appraiser within twenty (20) days after the opening of the Fair Market Value determinations, either of the parties to this Lease may request such appointment by the local office of JAMS (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge of the Superior Court of the County of Santa Clara, California to select a third Qualified Appraiser. Each of the parties shall bear one-half of the costs of the third Qualified Appraiser.

(B) Within sixty (60) days after the selection of the third Qualified Appraiser, the third Qualified Appraiser shall determine the Fair Market Value in accordance with this Paragraph 3, by preparing his or her own appraisal and submitting a copy of it to the Landlord and Tenant. The appraisal by the third Qualified Appraiser shall meet the standards of a summary appraisal report, as defined by the Uniform Standards of Professional Appraisal Practices, and shall include but not be limited to an analysis of the effect that each of the assumed uses described in Subsection (iii) above has on the Fair Market Value of the land. There shall be no ex parte communications between the third Qualified Appraiser and either party or either party’s appraiser: the third Qualified Appraiser and each party and its appraiser shall include both parties or their appraisers in all oral communications and shall copy both parties or their appraisers on all written communications. The two (2) determinations of the Fair Market Value that are the closest shall be averaged, and such average shall constitute the Fair Market Value. The third determination shall be disregarded.

(vi) Payment Until Determination; Reconciliation. Until the determination of the Fair Market Value is made as provided in this Paragraph, Tenant shall continue to pay Base Rent at the rate in effect immediately prior to the Rent Adjustment Date in question. Within fifteen (15) days after notification of the arbitrators’ decision on Fair Market Value to Landlord and Tenant, Tenant shall pay to Landlord any underpayment in Base Rent from and after each Rent Adjustment Date based upon this new valuation, or Landlord shall reimburse to Tenant any excess Base Rent paid since the applicable Rent Adjustment Date based upon such new valuation.

(vii) Annual Rent Adjustment. Monthly Rent shall also be increased on an annual basis on the anniversary of the Rent Commencement Date by a percentage equal to the lesser of (A) the increase of the Consumer Price Index published by the U.S. Department of Labor’s Bureau of Labor Statistics for All Urban Consumers for the Urban San Francisco Bay Area, based on the year 1982-1984 = 100, during the year ending on said anniversary of the Rent Commencement Date, or (B) six percent (6%). In the event the above-described index is no longer published or is calculated based on a different formula, in a different manner, or from a different base from the base year 1982-1984 = 100, another index that is generally recognized as authoritative and that is calculated on a basis that is substantially similar to the basis on which the above-referenced index was calculated on the Effective Date shall be substituted by agreement of the parties. In the event the parties are unable to agree within ten (10) days after written demand by either party, a substitute index that is calculated on a basis that is substantially similar to the basis on which the above-referenced index was calculated on the Effective Date shall be selected by the chief, officer of the San Francisco regional office of the U.S. Bureau of Labor Statistics or its successor, or by a judge of the Superior Court of the State of California, upon the application of either party.”

4. Removal and Restoration of Project Improvements. Paragraph 7(a) of the Original Ground Lease is hereby deleted and replaced in its entirety with the following:

“(a) Required Removal and Restoration.

(i) At the expiration or sooner termination of this Lease, Landlord may, at Landlord’s election, require the removal from the Premises of any improvements or buildings located on the Premises. In addition, if Tenant, during the Term, removes, alters, remodels or restores all or any portion of the building(s), improvements, equipment or appurtenances thereto on the Premises (collectively, “Alterations”), then Landlord may require that, at the expiration or sooner termination of this Lease, Tenant return and restore the building(s), improvements or appurtenances thereto to their condition that existed prior to the construction of such Alterations, including, without limitation, (A) if the

Alterations affect the interior of the buildings, then Landlord may require that Tenant return the interior of the buildings to a full vanilla shell office configuration with drop ceilings, appropriate quality carpeting, doors and finishes, HVAC, phone and electrical throughout; and, (B) if the Alterations affect the exterior of the buildings or any portion of the Premises outside the buildings, including the parking areas, landscaping or lighting systems, then Landlord may require that Tenant demolish and remove any additions to the buildings (including but not limited to the yard area), or portions thereof, and restore all parking areas (including lighting, all lights must match, if old lights not still available, all lights will be replaced), landscaping (landscaping will include mature trees), and exterior building finishes to a condition as though newly refinished. Without limiting the foregoing, the entire parking lot must be patched, sealed and striped to match, and exterior building finishes must be matched (for example, if Tenant removes the yard walls, Tenant will need to tex coat/paint the entire façade to match).

(ii) Tenant shall perform the removal and restoration of improvements and buildings pursuant to Subsection (i) above (collectively, the “Required Removal and Restoration”) at Tenant’s sole cost and expense to Landlord’s reasonable satisfaction. Landlord’s election to require that Tenant perform the Required Removal and Restoration shall be made as follows: (A) a demand to take effect at the normal expiration of the Term shall be effected by notice to Tenant given at any time within twelve (12) months before the expiration date; and (B) a demand to take effect on any other termination of the Ground Lease shall be made by notice given in or concurrently with notice of such termination or within sixty (60) days after such termination. In either event, Tenant shall comply with the demand within four (4) months after the termination date or the date of notice, whichever is later. The Required Removal and Restoration shall be performed by Tenant subject to, and in accordance with, Paragraph 5 of the Original Ground Lease.

(iii) Tenant shall be granted a license to enter onto the Premises to perform the Required Removal and Restoration if such work takes place after the expiration or earlier termination of the Ground Lease. Tenant’s obligation to indemnify Landlord pursuant to Paragraphs 9, 10, and 22 of the Original Ground Lease shall continue during the time of the Required Removal and Restoration.”

5. Demolition and Removal Security. Paragraph 7(d) of the Original Ground Lease is hereby deleted and replaced with the following:

“(d) If at any time during the Term, Landlord determines, in Landlord’s reasonable discretion, that the collective net worth of all the parties constituting Tenant is less than the net worth requirement required by this Paragraph 7 below for two (2) successive calendar years, Tenant shall be required to secure its obligation to perform the Required Removal and Restoration pursuant to Paragraph 7(a) above by depositing with Landlord or Landlord’s designee, cash or other security reasonably acceptable to Landlord (the “Demolition and Removal

Security”) in an amount reasonably determined by Landlord to be sufficient to discharge Tenant’s obligation to perform the Required Removal and Restoration. For purposes of this Paragraph 7, the net worth requirement shall mean Thirty Million Dollars ($30,000,000) as adjusted for Consumer Price Index changes as set forth in this Paragraph 7 below. The Thirty Million Dollars ($30,000,000) net worth threshold set forth in this Paragraph 7 above shall be adjusted on each anniversary of the Commencement Date, by multiplying Thirty Million Dollar ($30,000,000) by a fraction, the numerator of which is the Consumer Price Index (defined in Paragraph 3) published immediately before the applicable adjustment date and the denominator of which is the Consumer Price Index published immediately before the Commencement Date. Annually during the Term, Landlord shall be entitled to review Tenant’s financial statements and data to determine whether or not the net worth of Tenant is equal to or greater than the net worth requirement imposed by this Paragraph 7. Such financial statements and data shall be made available to Landlord within thirty (30) days of Landlord’s written request therefor. If Landlord reasonably determines that Tenant’s net worth is less than the net worth requirement set forth in this Paragraph 7 for two (2) successive calendar years, Tenant shall be required to post the Demolition and Removal Security within thirty (30) days of receipt after written request therefor from Landlord. Any interest or other gain paid upon the Demolition and Removal Security shall accrue to and be invested in the instrument constituting said security, which must be maintained until Tenant’s net worth equals or exceeds the net worth requirement of this Paragraph 7 for two (2) successive calendar years. Landlord’s right hereunder to require and Tenant’s obligation to furnish and maintain the Demolition and Removal Security shall continue with respect to the original Tenant in the event of any assignment of this Lease where the assignee does not meet the standards set forth in Paragraph 14 below for a release of Tenant from obligations hereunder until such time as the assignee meets the standard set forth in Paragraph 14 below for such release of Tenant; provided, however that in no event shall Landlord have the right to require both the assigning Tenant and the assignee simultaneously to maintain Demolition and Removal Security in an aggregate amount that exceeds the amount Landlord reasonably determines to be sufficient to perform the Required Removal and Restoration.”

6. Ratification. Except as expressly modified by this Third Amendment, all other terms and provisions of the Existing Ground Lease are hereby ratified and confirmed and shall remain in full force and effect. In addition, nothing contained in this Third Amendment shall affect Tenant’s obligations set forth in the letter agreement dated March 11, 2011 (“Letter Agreement”), pursuant to which, among other things, Landlord approved certain alterations to the Project Improvements on the condition that Landlord shall have the right to require that Tenant perform the “Required Removal and Restoration” and that Tenant deposit with Landlord the “Removal and Restoration Security” (as each of such terms are defined in the Letter Agreement).

7. Reimbursement of Landlord’s Expenses. Landlord’s agreement to enter into this Third Amendment is expressly conditioned on Tenant’s reimbursement of Landlord for all expenses incurred by Landlord in connection with this Amendment (including all expenses incurred by Landlord in connection with Landlord’s efforts to effect a change in the land use designation for the Premises pursuant to Paragraph 2 above), including attorneys’ fees and disbursements. Tenant shall reimburse Landlord for such expenses incurred by Landlord from time to time within thirty (30) days following Tenant’s receipt of an invoice therefor.

8. Counterparts; Facsimile Execution. This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile transmission (or by e-mail transmission of an electronic copy in .pdf format or other image file format) shall be as effective as delivery of a manually executed counterpart of this Third Amendment.

9. Incorporation of Recitals, Exhibits, Schedules, Appendices and Annexes. The recitals to this Amendment and the Schedules and Exhibits attached to this Third Amendment are hereby incorporated into and made a part of this Third Amendment as if fully set forth herein.

10. Headings. The headings and subheadings contained in the titling of this Third Amendment and the schedules and exhibits hereto are intended to be used for convenience only and shall not be deemed to be part of, or affect the interpretation of, the provisions hereof or thereof.

11. Governing Law. The performance and construction of this Third Amendment shall be governed by the internal laws of the State of California.

12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, successors and assigns.

13. Williams Guaranty. Williams hereby consents to this Third Amendment and hereby affirms that the Williams Guaranty remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Third Amendment to Ground Lease to be executed as of the year and date first above written.

LANDLORD:

MISSION-WEST VALLEY LAND CORPORATION

By:

Name:	Mark Perlberger

Title:	ED. 11/29/11

TENANT:

QUALITY INVESTMENT PROPERTIES SANTA CLARA, LLC

By:

Name:	Chad L. Williams

Title:	CEO

WILLIAMS (for purposes of Section 13 only)

CHAD L. WILLIAMS

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